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                                                                      EXHIBIT 15







LETTER RE:  UNAUDITED INTERIM FINANCIAL INFORMATION


The Midland Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed interim financial information of The Midland Company and subsidiaries for the three and nine month periods ended September 30, 2001 and 2000, as indicated in our report dated October 18, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, is incorporated by reference in Registration Statements No. 33-64821 on Form S-3 and Nos. 33-48511 and 333-40560 on Forms S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Cincinnati, Ohio

October 18, 2001